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                                                                     Exhibit 5.1


[HUTCHINS, WHEELER & DITTMAR LETTERHEAD]



                                                          April 15, 1997


Triton Systems, Inc.
522 East Railroad Street
Long Beach, MS 39560

Gentlemen:

     We have acted as counsel to Triton Systems, Inc., a Mississippi corporation (the "Company"), in connection with proceedings being taken to register under the Securities Act of 1933, as amended, up to 3,175,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") pursuant to a Registration Statement on Form S-1 (File No. 333-20577) (the "Registration Statement"), which includes 375,000 shares which may be sold by the Company upon exercise of the underwriters' over-allotment option described in the Registration Statement. All the shares of Common Stock being registered are being offered by the Company.

     As such counsel, we have examined certain corporate records of the Company, including its Restated Articles of Incorporation, its Bylaws, stock records and minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. For purposes of rendering this opinion, we have assumed that the Restated Articles of Incorporation of the Company in the form filed as an Exhibit to the Registration Statement will be filed with the Secretary of the State of Mississippi prior to the issuance and sale of its Common Stock under the circumstances contemplated in the Registration Statement.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

     2. The Company, as of the effective date of the foregoing Restated Articles of